EXHIBIT 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Randal Rombeiro	10 W. Second Street
937-242-9093	937-242-9573	Dayton, OH 45402

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Dayton, Ohio. – August 6, 2007 – NewPage Corporation today announced its financial results of operations for the second quarter of 2007. Net sales were $495 million in the second quarter of 2007 compared to $490 million in the second quarter of 2006, an increase of 1.0%. The increase was driven by favorable price and volume for pulp and uncoated paper, partially offset by market softness for coated paper. The company’s weighted-average selling price for coated paper was $876 per ton in the second quarter of 2007, down from $894 per ton in the second quarter of 2006, and coated paper sales volumes in the second quarter of 2007 were 517,000 tons compared to 522,000 tons in the second quarter of 2006. The company did not take any market-related downtime for coated paper in the second quarter of 2007 or 2006.

“Second quarter 2007 coated paper volume and price were down somewhat compared to the second quarter of 2006, primarily due to lower prices and volume in coated groundwood products. In the second half of this year, we expect improved volume and pricing as over 1.1 million tons of capacity are being removed from the industry,” said Mark A. Suwyn, chairman of the board and chief executive officer. “In addition, low-priced imports continue to dampen freesheet demand and pricing somewhat as we believe some Asian producers may be trying to circumvent the new preliminary dumping and countervailing duties. Looking forward the supply improvements will be moderated somewhat as advertisers and publishers adjust to increased postal rates for catalogs and magazines.”

Financial comparisons of the second quarter of 2007 to the second quarter of 2006 include the effects of several significant prior-year items which distort relatively stable operating performance. Net income was zero in the second quarter of 2007 compared to $50 million in the second quarter of 2006. EBITDA was $66 million for the second quarter of 2007 compared to $125 million for the second quarter of 2006. Significant items in 2006 included a $66 million gain on the sale of the hydroelectric generating facilities in Rumford, Maine, $6 million of unrealized non-cash losses on the basket option contract and $9 million of non-cash charges and sale-related costs included in loss from discontinued operations.

Cost of sales for the second quarter of 2007 was $439 million compared to $432 million for the second quarter of 2006. Gross margin for the second quarter of 2007 declined slightly to 11.3%, compared to 11.9% for the second quarter of 2006. The lower gross margin was primarily driven by lower average sales prices and a greater percentage of uncoated and pulp sales. Energy costs in the second quarter of 2007 increased slightly over the second quarter of 2006 partially offset by a decrease in the costs for certain papermaking chemicals. Maintenance expense at the mills totaled $41 million and $43 million in the second quarter of 2007 and 2006, respectively.

“We are well-positioned to benefit from an improved pricing and capacity environment in the second half,” said Richard D. Willett, Jr., president and chief operating officer. “Our Lean Six Sigma initiative is firmly established and we’re seeing increased cost savings from our efforts to make facilities more efficient. For 2007, we are on plan to train more than 1,000 employees on process improvement techniques to maximize performance.”

Selling, general and administrative expenses were $23 million for the second quarter of 2007 compared to $22 million for the second quarter of 2006. As a percentage of net sales, selling, general and administrative expenses were flat at 4.6% for both the second quarter of 2007 and 2006.

Interest expense for the second quarter of 2007 was $32 million compared to $38 million for the second quarter of 2006. The decrease was primarily a result of lower outstanding debt balances and a reduction in the interest rate spread on the term loan.

“As we look to the seasonally stronger third and fourth quarters, we believe that business drivers such as the announced industry capacity closures, the effects of the duties imposed on low-priced imports, economic growth and advertising spending will remain favorable to NewPage,” commented Suwyn. “We remain committed to continuously driving down our production costs and generating cash flow to reduce debt and strengthen our balance sheet.”

Second Quarter 2007 Compared to Second Quarter 2006

	Quarter Ended June 30,		First Half Ended June 30,
	2007	2006	2007	2006
(in millions)	(unaudited)		(unaudited)
Net sales	$495	$490	$971	$997
Cost of sales	439	432	877	883
Selling, general and administrative expense	23	22	49	60
Interest expense	32	38	65	77
Other (income) expense, net	—	(63)	—	(24)

Income (loss) from continuing operations before income taxes	1	61	(20)	1
Income tax (benefit)	1	2	—	—

Income (loss) from continuing operations	—	59	(20)	1
Income (loss) from discontinued operations	—	(9)	—	(15)

Net income (loss)	$—	$50	$(20)	$(14)

Supplemental Information
EBITDA (1)	$66	$125	$112	$136

(1)	Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income (loss) to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage Second Quarter 2007 Conference Call and Webcast is scheduled for today, August 6, 2007, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Quarterly Earnings Conference Call and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may participate in the live conference call by dialing 800-230-1092 with (toll-free domestic) or 612-332-0107 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code: 880140. The replay will be available starting at 2:30 p.m. (ET) on August 6, 2007, and will remain available until 11:59 p.m. (ET) on September 10, 2007.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. The company produces coated papers in sheets and rolls with many finishes and weights to offer design flexibility for a wide array of end uses. With more than 4,300 employees, NewPage operates integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Second Quarter Ended June 30, 2007 and 2006

(In millions)

	Second Quarter Ended June 30, 2007	Second Quarter Ended June 30, 2006
Net sales	$495	$490

Cost of sales	439	432
Selling, general and administrative expenses	23	22
Interest expense	32	38
Other (income) expense, net	—	(63)

Income (loss) from continuing operations before income taxes (benefit)	1	61
Income tax expense (benefit)	1	2

Income (loss) from continuing operations	—	59
Income (loss) from discontinued operations	—	(9)

Net income (loss)	$—	$50

NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Half Ended June 30, 2007 and 2006

(In millions)

	First Half Ended June 30, 2007	First Half Ended June 30, 2006
Net sales	$971	$997

Cost of sales	877	883
Selling, general and administrative expenses	49	60
Interest expense	65	77
Other (income) expense, net	—	(24)

Income (loss) from continuing operations before income taxes (benefit)	(20)	1
Income tax expense (benefit)	—	—

Income (loss) from continuing operations	(20)	1
Income (loss) from discontinued operations	—	(15)

Net income (loss)	$(20)	$(14)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

June 30, 2007 and December 31, 2006

(In millions)

	June 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$18	$44
Accounts receivable, net	171	149
Inventories	323	317
Other current assets	31	27

Total current assets	543	537

Property, plant and equipment, net	1,277	1,309
Intangibles and other assets	130	135

TOTAL ASSETS	$1,950	$1,981

LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable	$131	$134
Accrued expenses	122	120
Current maturities of long-term debt	5	5

Total current liabilities	258	259

Long-term debt	1,282	1,289
Other long-term obligations	68	64
Commitments and contingencies
Minority interest	33	38

Stockholder's equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	397	400
Accumulated deficit	(109)	(89)
Accumulated other comprehensive income	21	20

Total stockholder's equity	309	331

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,950	$1,981

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Half Ended June 30, 2007 and 2006

(In millions)

	First Half Ended June 30, 2007	First Half Ended June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(20)	$(14)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	15
Depreciation and amortization	67	73
Amortization of debt issuance costs and debt discount	4	5
Gain of sale of assets	1	(66)
Unrealized (gain) loss on option contracts	—	46
LIFO effect	4	(3)
Equity award expense	1	7
Changes in operating assets and liabilities	(31)	(15)
Net cash flows of discontinued operations	—	(10)

Net cash provided by operating activities	26	38

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets	—	226
Capital expenditures	(34)	(38)
Net cash flows of discontinued operations	—	(1)

Net cash provided by (used in) investing activities	(34)	187

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	—
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(6)	(5)
Loans to parent companies	(4)	(7)
Payments on long-term debt	(7)	(166)
Net borrowings (payments) on revolving credit facility	—	(46)

Net cash provided by (used in) financing activities	(18)	(224)
Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	—	10

Net increase (decrease) in cash and cash equivalents	(26)	11
Cash and cash equivalents at beginning of period	44	1

Cash and cash equivalents at end of period	$18	$12

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

First Quarter and First Half Ended June 30, 2007 and 2006

(In millions)

	Second Quarter Ended June 30, 2007	Second Quarter Ended June 30, 2006	First Half Ended June 30, 2007	First Half Ended June 30, 2006
Net income (loss)	$—	$50	$(20)	$(14)
Plus:
Interest expense	32	38	65	77
Income tax expense (benefit)	1	2	—	—
Depreciation and amortization	33	35	67	73

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$66	$125	$112	$136

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.